Exhibit 99.1

Spartan Continues to Strengthen Board with Addition of New Independent Director

CHARLOTTE, Mich., August 8, 2019--Spartan Motors, Inc. (NASDAQ: SPAR) ("Spartan" or the "Company"), Spartan Motors, Inc., the North American leader in specialty vehicle manufacturing and assembly for the commercial and retail vehicle industries (including last mile delivery, specialty service and vocation-specific upfit segments), as well as for the emergency response and recreational vehicle markets, today announced that Angela K. Freeman has been appointed to the Company's Board of Directors, effective August 5, 2019.  Freeman was also appointed to the Board's Human Resources and Compensation Committee.

Freeman serves as the Chief Human Resources Officer at C.H. Robinson, one of the world’s largest third party logistics providers with annual revenues of more than $16 billion, employing approximately 15,000 employees globally, where she leads the company’s global talent strategies, including recruiting, compensation, learning and leadership development, employee communications, and diversity and inclusion. She also serves as the President of the C.H. Robinson Foundation, the company’s philanthropic affiliate, which along with the company has contributed over $26 million to charitable organizations since 2005.

"We welcome Angie and very much look forward to her contributions on the Board,” said James Sharman, Chairman of the Board. “Her broad and extensive background across a number of functions—including the recruiting, talent development, and diversity functions—will be particularly relevant as Spartan continues on its high growth journey. On behalf of the entire Spartan leadership team, we are excited to have Angie joining our organization and look forward to what we will accomplish together.”

Freeman joined C.H. Robinson in 1998 and during her career at the company has progressively expanded her scope and responsibilities, serving in a variety of positions including leading Investor Relations, Marketing and Public Relations, and Government Affairs. Prior to joining C.H. Robinson, Angie was with McDermott/O’Neill & Associates, a Boston-based public affairs firm.

Freeman has played an active role in numerous transportation and logistics industry organizations, including serving on committees within the National Shippers Strategic Transportation Council (NASSTRAC), the National Industrial Transportation League, and the U.S. Chamber of Commerce Transportation & Infrastructure Committee. She also serves on the Board of LeadersUp, a national non-profit founded by Starbucks that supports increased employment opportunity for at-risk youth, as well as on the Board of the University of North Dakota Alumni Association & Foundation.

Freeman holds a Master of Science degree in Comparative Politics from the London School of Economics, in addition to a Bachelor of Arts in Political Science and a Bachelor of Science in Secondary Education from the University of North Dakota.

"Spartan Motors is enjoying an exciting time of growth, both organically and by acquisitions, said Freeman. “I very much look forward to joining the Spartan Board and to lending my experience to the team as they take on this next phase of growth.”

Spartan Motors, Inc.

About Spartan Motors

Spartan Motors, Inc. is the North American leader in specialty vehicle manufacturing and assembly for the commercial and retail vehicle industries (including last-mile delivery, specialty service, and vocation-specific upfit segments), as well as for the emergency response and recreational vehicle markets. The Company is organized into three core business segments, including Spartan Fleet Vehicles and Services, Spartan Emergency Response, and Spartan Specialty Vehicles. Today, its family of brands also include Spartan Authorized Parts, Spartan Factory Service Centers, Utilimaster®, Strobes-R-Us™, Smeal, Ladder Tower™, and UST®. Spartan Motors and its go-to-market brands are well known in their respective industries for quality, durability, aftermarket product support, and first-to-market innovation. The Company employs approximately 2,300 associates, and operates facilities in Michigan, Indiana, Pennsylvania, South Carolina, Florida, Missouri, California, Nebraska, South Dakota; Saltillo, Mexico; and Lima, Peru. Spartan reported sales of $816 million in 2018. Learn more about Spartan Motors at www.spartanmotors.com.

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CONTACT:

Investors:

Juris Pagrabs Group Treasurer, Director of Investor Relations

Spartan Motors, Inc.

Juris.Pagrabs@spartanmotors.com

(517)997-3862

Media:

Samara Hamilton

Corporate Director of Marketing and Communications

Spartan Motors, Inc.

Samara.Hamilton@spartanmotors.com

(517)997-3860

Spartan Motors, Inc.